As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDI, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0688094
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2650 North Military Trail, Suite 300 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

IDI, Inc. 2015 Stock Incentive Plan

Restricted Stock Unit Awards Granted under the Michael Brauser Employment Agreement

Restricted Stock Unit Awards Granted to Dr. Phillip Frost

(Full Title of the Plan)

Joshua Weingard, Esq.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

(Name and Address of Agent for Service)

(561) 757-4000

(Telephone number, including area code, of agent for service)

With a copy to:

Michael Francis, Esq.

Akerman LLP

Las Olas Centre II, Suite 1600

Fort Lauderdale, Florida 33301

(954) 463-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.0005 par value	18,000,000	$5.18	$93,240,000	$9,390

(1)	Includes (i) 10,000,000 shares of common stock to be registered under the IDI, Inc. 2015 Stock Incentive Plan (the “Plan”), (ii) 5,000,000 shares of common stock underlying 5,000,000 restricted stock units (“RSUs”) to be registered pursuant to an employment agreement between IDI, Inc. (the “Company”) and its Executive Chairman, Michael Brauser, and (iii) 3,000,000 shares of common stock underlying 3,000,000 RSUs to be registered pursuant to the Company’s grant of 3,000,000 RSUs to Dr. Phillip Frost, Vice Chairman of the Company. In addition, this Registration Statement also includes an indeterminate number of additional shares of common stock of the Company as may be issuable pursuant to the Plan as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933. Shares of common stock issuable under the Plan include awards of common stock to be issued in the form of stock options, stock appreciation rights, restricted stock and restricted stock units granted under the Plan.
(2)	Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, based on the average of the high and low prices of the Company’s common stock quoted on the NYSE MKT on May 31, 2016.

Explanatory Note

On June 1, 2016, the stockholders of IDI, Inc. (the “Company”) approved an amendment to the IDI, Inc. 2015 Stock Incentive Plan (the “Plan”) at the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) to increase the aggregate number of shares of the Company’s common stock, $0.0005 par value (the “Common Stock”), authorized for issuance under the Plan by 10,000,000 shares of Common Stock from 2,500,000 shares of Common Stock to 12,500,000 shares of Common Stock.

The Company previously filed a Registration Statement on Form S-8 on August 14, 2015 (File No. 333-206403) registering the issuance of the initial 2,500,000 shares of the Company’s Common Stock under the Plan (the “Earlier Registration Statement”).

Additionally, on June 1, 2016, at the 2016 Annual Meeting, the stockholders of the Company approved a grant of 5,000,000 restricted stock units (“RSUs”) to the Company’s Executive Chairman, Michael Brauser, and a grant of 3,000,000 RSUs to the Company’s Vice Chairman, Dr. Phillip Frost. The RSUs granted to Michael Brauser were granted outside the Plan pursuant to an employment agreement between the Company and Michael Brauser. The RSUs granted to Dr. Phillip Frost were granted outside the Plan pursuant to a Restricted Stock Unit Agreement.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, these documents are not required to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Copies of the foregoing documents will be provided without charge upon written or oral request directed to the Corporate Secretary at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 5, 2016;

•	our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, filed with the SEC on April 29, 2016;

•	our Current Reports on Form 8-K filed with the SEC on December 2, 2015, January 15, 2016, January 19, 2016, February 29, 2016, March 15, 2016, March 17, 2016, April 4, 2016, May 18, 2016, and May 23, 2016; and

•	the description of our Common Stock contained in the Form F-3 filed with the SEC on September 1, 2011, as updated by the Current Report on Form 8-K filed with the SEC on March 26, 2015, and any amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

IDI, Inc.

Attn: Legal Department

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

Tel: (561) 757-4000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”), which the Company is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 6 of the Company’s Bylaws provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by the DGCL. Article 10 of the Company’s Certificate of Incorporation also provides that directors shall be indemnified to the fullest extent permitted by the DGCL.

The Company carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to the Company and its subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

5.1	Opinion of Akerman LLP.*

10.1	IDI, Inc. 2015 Stock Incentive Plan.*+

10.2	Amendment to IDI, Inc. 2015 Stock Incentive Plan effective June 1, 2016.*+

10.3	Employment Agreement dated as of November 16, 2015 between IDI, Inc. and Michael Brauser (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 19, 2015).+

10.4	Restricted Stock Unit Agreement with Michael Brauser.*+

10.5	Restricted Stock Unit Agreement with Dr. Phillip Frost.*+

23.1	Consent of Akerman LLP (included in Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP.*

23.3	Consent of RBSM LLP.*

23.4	Consent of EisnerAmper LLP.*

23.5	Consent of Ernst & Young LLP.*

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).*

*	Filed herewith.
+	Management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida on the June 3, 2016.

IDI, Inc.

By:	/s/ Michael Brauser
Michael Brauser
Executive Chairman

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Michael Brauser and Derek Dubner his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act or things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Brauser Michael Brauser	Executive Chairman (Principal Executive Officer)	June 3, 2016

/s/ Dr. Phillip Frost Dr. Phillip Frost	Vice Chairman	June 3, 2016

/s/ Daniel MacLachlan Daniel MacLachlan	Chief Financial Officer (Principal Financial Officer)	June 3, 2016

/s/ Jacky Wang Jacky Wang	Chief Accounting Officer (Principal Accounting Officer)	June 3, 2016

/s/ Derek Dubner Derek Dubner	Chief Executive Officer and Director	June 3, 2016

/s/ Ryan Schulke Ryan Schulke	Director	June 3, 2016

/s/ Robert N. Fried Robert N. Fried	Director	June 3, 2016

/s/ Steven D. Rubin Steven D. Rubin	Director	June 3, 2016

/s/ Robert Swayman Robert Swayman	Director	June 3, 2016

/s Peter Benz Peter Benz	Director	June 3, 2016

/s/ Donald Mathis Donald Mathis	Director	June 3, 2016

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Akerman LLP.

10.1	IDI, Inc. 2015 Stock Incentive Plan.

10.2	Amendment to IDI, Inc. 2015 Stock Incentive Plan effective June 1, 2016.

10.4	Restricted Stock Unit Agreement with Michael Brauser.

10.5	Restricted Stock Unit Agreement with Dr. Phillip Frost.

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

23.3	Consent of RBSM LLP.

23.4	Consent of EisnerAmper LLP.

23.5	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).